Exhibit 99(a)(5)(G)

EISAI ANNOUNCES COMPLETION OF TENDER OFFER FOR MGI PHARMA SHARES

Tokyo, Japan, January 26, 2008 —  Eisai Co., Ltd. (Tokyo, TSE 4523) (“Eisai”), a research-based human health care (hhc) company, today announced the completion of the offer by its indirect wholly-owned subsidiary, Jaguar Acquisition Corp. (“Jaguar”), to purchase all outstanding shares of the common stock of MGI PHARMA, INC. (NASDAQ: MOGN) (“MGI PHARMA”), including the associated preferred share purchase rights, for US$41.00 per share, without interest and subject to applicable withholding of taxes. As of 12:00 midnight (New York City time) on Friday, January 25, 2008, the expiration date of the previously announced subsequent offering period for the offer, 76,494,076 MGI PHARMA shares have been validly tendered into the offer, representing over 93.8% of the outstanding shares of MGI PHARMA. All shares validly tendered in the offer have been accepted for payment, and the consideration for all such shares either has been paid or will promptly be paid.

As the final step of the acquisition process, Eisai intends to effect a short-form merger of Jaguar with and into MGI PHARMA, in which the remaining MGI PHARMA shareholders, other than shareholders who elect to exercise their dissenter’s rights under applicable Minnesota law, will receive the same cash price of US$41.00 per share paid in the offer, without interest and subject to applicable withholding of taxes. Consummation of the short-form merger is expected to occur on the next business day. Following the merger, MGI PHARMA will become a wholly-owned subsidiary of Eisai Corporation of North America, a wholly-owned subsidiary of Eisai Co., Ltd., and MGI PHARMA common stock will be delisted and will cease to trade on the NASDAQ National Market.

About Eisai Co., Ltd.

Eisai Co., Ltd. is a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: integrative neuroscience, including neurology and psychiatric medicines; gastrointestinal disorders; and integrative oncology, including oncotherapy and supportive-care treatments. Through a global network of research facilities, manufacturing sites and marketing affiliates, Eisai actively participates in all aspects of the worldwide healthcare system.

About Eisai Corporation of North America

Eisai Corporation of North America is a wholly-owned subsidiary of Eisai Co., Ltd. and supports the activities of its operating companies in North America. These operating companies include: Eisai Research Institute of Boston, Inc., a discovery operation with strong organic chemistry capabilities; Morphotek, Inc., a biopharmaceutical company specializing in the development of therapeutic monoclonal antibodies; Eisai Medical Research Inc., a clinical development group; Eisai Inc., a commercial operation with manufacturing and marketing/sales functions; and Eisai Machinery U.S.A., which markets and maintains pharmaceutical manufacturing machinery.

Forward-Looking Statement

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements regarding the expected timing of the completion of the merger. Words such as “expects,” “anticipates,” “forecasts,” “intends” and similar expressions are intended to identify such forward-looking statements. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Inquiries:

In Japan	In the US

Investors:
Mr. Akira Fujiyoshi	Mr. Robert Feeney
Vice President	Director, Investor and Government Relations
Corporate Communications &	Eisai Corporation of North America
Investor Relations	201-746-2069
Phone:+81-3-3817-5120

Media:
Ms. Judee Shuler
Director, Corporate Planning & Communications
Eisai Corporation of North America
201-746-2241

Sard Verbinnen & Co.
Jim Barron/Susan Burns/Victoria Hofstad
212-687-8080

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